For immediate release: October 13, 2004
Contact: Jim Bernau (800) 344-9463
NASDAQ: WVVI

Willamette Valley Vineyards, Inc. to Restate Financial Statements.

SALEM, Ore., October 13 -- Willamette Valley Vineyards, Inc. (NASDAQ symbol:
WVVI), today announced it will restate certain financial statements contained in previous filings with the Securities and Exchange Commission ("SEC") to reflect a positive adjustment to the Company's revenues and earnings per share for the fiscal year ended December 31, 2003 and negative adjustments to the Company's revenues for the fiscal years ended December 31, 2002 and 2001 and to the Company's earnings per share for the fiscal year ended December 31, 2002 due to results from an excise tax audit conducted by the Alcohol and Tobacco Tax and Trade Bureau of the US Treasury Department ("TTB") earlier this year.

As indicated in prior SEC filings, in February and March 2004, the TTB audited the Company's excise tax liability for 2003, 2002 and 2001. This audit resulted in an additional amount of excise tax owing for those periods due principally to the Company's incorrect application of the federal small winery tax credit.

The Company previously recorded an estimated liability and a related expense of $80,000 for the year ended December 31, 2003. The Company believes it is more appropriate to recognize the estimated liability in each of the respective years rather than to recognize it all in 2003. Therefore, the Company has restated its financial statements for the years ended December 31, 2003, 2002, and 2001 to reflect the correct excise tax for each of the periods and to record the estimated interest and penalties with respect to the related estimated excise tax liability.

The effect of this restatement is to increase net income for the year ended December 31, 2003 by $26,868, $.01 per share, and to decrease net income for the years ended December 31, 2002 and 2001 by $26,369 ($.01 per share) and $10,480 ($- per share), respectively.

In addition the Company is in the process of resolving the accounting for certain capitalized costs. The total unamortized balance of such costs recorded as of December 31, 2003 totaled $13,928 and the related amortization expense was $14,400 in each of 2003, 2002 and 2001.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are identified by such words as "expect," "estimate," "intend," "believe," and words of similar import and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions and other risks. Actual results could differ materially from those projected.

Willamette Valley Vineyards, Inc. is headquartered in Turner, Oregon. The company is one of Oregon's leading wineries and the state's only publicly held winery. Willamette Valley Vineyards is the owner of Tualatin Estate Vineyards and Griffin Creek wines. Willamette Valley Vineyards common stock is traded on NASDAQ (Symbol: WVVI).